UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. 1)

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Northern California Bancorp, Inc.
(Name of Registrant As Specified In Its Charter)
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[On Letterhead]

NOTICE OF ACTION TAKEN PURSUANT TO

WRITTEN CONSENT OF SHAREHOLDERS

Dear Shareholder:

As you may know, on October 3, 2008, the Emergency Economic Stabilization Act was signed into law in an effort to restore liquidity and stability to the United States financial system and promote future economic growth.  Under the terms of that Act, the United States Department of the Treasury (the “Treasury”) initiated the TARP Capital Purchase Program (the “Program”) pursuant to which the Treasury will purchase senior preferred shares, and warrants to acquire common shares, in financial institutions and/or their bank holding companies to provide additional capital and liquidity to those institutions.  As many of our competitors are likely to participate, your Board of Directors has determined that it is in the best interest of Northern California Bancorp, Inc. (the “Company”) and its shareholders to participate in the Program.  In order to participate in the Program, the Company must be able to issue preferred shares and sufficient common shares to allow for the issuance of the warrants.  Currently, our Articles of Incorporation only authorize the issuance of a total of 2,500,000 shares of common stock and they do not authorize the issuance of any preferred shares.  Consequently, it is necessary for the Company to amend its Articles of Incorporation to authorize the issuance of preferred shares and additional common shares.

In connection therewith, this notice (this “Notice”) and the accompanying Information Statement are being furnished by the Board of Directors to the holders of the Company’s shares of common stock, no par value (the “Common Stock”), as of October 28, 2008.  The purpose of this Notice and the accompanying Information Statement is to notify you that on October 28, 2008, the Board of Directors unanimously approved, and the holders of more than a majority of our issued and outstanding Common Stock approved by written consent, an amendment to the Company’s Articles of Incorporation (the “Amendment”).  The Amendment authorizes the Company to issue up to 10,000,000 shares of preferred stock, which may be issued from time to time in one or more series as determined by the Board of Directors.  The Board of Directors shall be authorized to designate all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the Secretary of State of the State of California.  Additionally, the Amendment authorizes the Company to issue an additional 7,500,000 shares of Common Stock for a total of 10,000,000 shares of Common Stock authorized for issuance after the Amendment.

A copy of the Certificate of Amendment of Articles of Incorporation is attached as Appendix A to the accompanying Information Statement.

We are not asking you for a proxy and you are requested not to send us a proxy.

The Amendment has been duly authorized and approved by the Board of Directors and by the holders of a majority of the Company’s Common Stock.  The Information Statement is provided solely for your information and also serves as the notice required by Section 603(b) of the California General Corporation Law.  The Amendment will not become effective before [                         ], 2008, which is twenty (20) days after this Notice and the accompanying Information Statement were first sent to the Company’s shareholders.  The attached Information Statement contains a description of the Amendment and you are urged to read the Information Statement in its entirety.

This Notice and the accompanying Information Statement are being mailed on or about November [    ], 2008 to holders of record of Common Stock as of the close of business on October 28, 2008.

By Order of the Board of Directors

Dated: November [ ], 2008	Dorina A. Chan, Secretary
Northern California Bancorp, Inc.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to all holders of common stock, no par value (the “Common Stock”), of Northern California Bancorp, Inc. (the “Company,” “us,” “we,” or “our”), who held Common Stock as of October 28, 2008, in connection with the adoption of an amendment (the “Amendment”) to the Articles of Incorporation of the Company.  The Amendment will authorize the Company to issue up to 10,000,000 shares of preferred stock as deemed necessary from time to time by the Board of Directors of the Company.  Additionally, the Amendment authorizes the Company to issue, as deemed necessary from time to time by the Board of Directors, an additional 7,500,000 shares of Common Stock in addition to the 2,500,000 shares already authorized for issuance, for a total of 10,000,000 shares of Common Stock authorized for issuance after the Amendment.

On October 28, 2008, the Amendment was unanimously approved by the Board of Directors and the holders of more than 50% of the issued and outstanding shares of Common Stock executed and delivered to the Company a written consent approving the Amendment.  As a result, there will be no meeting of shareholders to approve the Amendment, and the Board of Directors is not soliciting your proxy in connection with approving the Amendment.

This Information Statement is first being sent on or about November [    ], 2008 to all holders of record of Common Stock at the close of business on October 28, 2008 (the “Record Date”).  As of the Record Date, there were issued and outstanding 1,803,908 shares of the Company’s Common Stock.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

General

On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced a voluntary TARP Capital Purchase Program (the “Program”) to provide U.S. financial institutions with the opportunity to obtain additional capital.  Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares.  The Program will be available to U.S. financial institutions that meet the Program’s eligibility requirements.

Currently, the Company’s Articles of Incorporation provide for an authorized capitalization consisting of 2,500,000 shares of Common Stock, of which, as of October 28, 2008: (a) 1,803,908 shares of Common Stock were issued and outstanding, (b) 64,661 shares of Common Stock were reserved for issuance under the Company’s 1998 Stock Option Plan, and (c) 300,000 shares of the Company’s Common Stock were reserved for issuance under the Company’s 2007 Stock Option Plan, leaving only 331,431 shares of Common Stock authorized but unissued and unreserved.  The primary purpose of the Amendment is to authorize the Company to issue shares of preferred stock, and additional shares of Common Stock, in order to satisfy certain eligibility requirements set forth under the Program.  The Board of Directors believes that it is in the best interests of the Company and its shareholders to afford the Company all opportunities to obtain additional capital as deemed necessary from time to time by the Board of Directors.  Accordingly, the Board of Directors has applied to participate in the Program to the extent of $5,500,000, which is less than the maximum permitted.  As of the date of this Information Statement, our application is pending and no assurances can be given that the Company will be able to participate in the Program or the amount of consideration the Company will receive from Treasury for the preferred shares that may be issued by the Company under the Program.

Should the Treasury deny our application, we do not anticipate that it will have a material adverse effect on our capital resources, results of operations or liquidity.  Without the additional capital, we anticipate that our growth and ability to satisfy customer loan demand may be slowed, but we are well capitalized, are profitable and have implemented policies and procedures we believe allow us to adequately maintain our liquidity.

Required Votes to Approve the Amendment

Approval to amend the Articles of Incorporation under the California General Corporation Law (the “CGCL”) requires approval by the Board of Directors and the affirmative vote of the holders of a majority of the voting stock of the Company.  The Company has no class of voting stock outstanding other than its Common Stock.  Each share of Common Stock is entitled to one vote.  As of the Record Date there were 1,803,908 shares of Common Stock issued and outstanding.

Section 603 of the CGCL provides in substance that, unless the Articles of Incorporation provides otherwise, shareholders may take action without a meeting of shareholders and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting.  Under the applicable provisions of the CGCL, this action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

In accordance with the CGCL, on October 28, 2008, the Board of Directors unanimously approved the Amendment and the holders of approximately 53.8% of the issued and outstanding shares of Common Stock approved the amendment by written consent.  As a result, no vote or proxy is required by the Company’s remaining shareholders to approve adoption of the Amendment.

Notice to Shareholders

This Information Statement constitutes notice of the action taken without a meeting as required by Section 603(b) of the CGCL.  The Company will undertake no additional action with respect to the receipt of written consents, and no dissenters’ rights under the CGCL are afforded to the Company’s shareholders as a result of the adoption of the Amendment.

Effective Date of the Amendment

The Amendment will become effective when filed with the California Secretary of State.  Under Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the Amendment cannot take effect until 20 days after this Information Statement is first sent to shareholders.  Accordingly, the earliest date on which the Amendment will be filed with the California Secretary of State is [                     ], 2008, which is 20 days after the mailing of this Information Statement.

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management of the Company does not know of any persons, other than those set forth below, who are the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of the Record Date.  The following table sets forth certain information, as of the Record Date, concerning the beneficial ownership of the Company’s outstanding Common Stock by each of the principal shareholders, directors and named executive officers(1) of the Company and by all directors and named executive officers of the Company as a group.  Management of the Company is not aware of any change in control of the Company which has occurred since January 1, 2008, or of any arrangement which may, at a subsequent date result in a change in control of the Company, except as disclosed in Footnote 3 to the table below.

Each of the individuals listed below, with the exception of the David S. Lewis Trust, executed the written consent of shareholders approving the Amendment.  No shareholders refused to execute the written consent.

Attention should be given to the footnote references set forth in the column entitled “Amount and Nature of Beneficial Ownership.”  In addition, shares of Common Stock issuable pursuant to options which may be exercised within 60 days of the Record Date are deemed to be issued and outstanding (“vested”) for the purpose of calculating the percentage ownership for such individuals, but not the percentage ownership of any other individuals.  Unless otherwise stated, voting and investment powers are shared with the spouse or registered domestic partner of the respective shareholder under California community property laws.

(1)   The named executive officers, as determined pursuant to Item 402(a)(3) of Regulation S-K, include the Company’s Chairman of the Board of Directors, President, Chief Executive Officer; the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer; and the Company’s Executive Vice President and the Bank’s Chief Lending Officer. The address of each director and named executive officer is c/o 601 Munras Avenue, Monterey, California 93940.

Name(1)	Position	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned
Mark A. Briant	Director	2,534	(2)	0.14%
Charles T. Chrietzberg, Jr.	Chairman, President and CEO; Principal Shareholder	748,874	(3)	40.95%
Sandra G. Chrietzberg	Director; Principal Shareholder	748,874	(3)	40.95%
Stephanie G. Chrietzberg	Director, Vice President — Business Development	26,640	(4)	1.48%
Peter J. Coniglio	Director	76,355	(5)	4.20%
Carla S. Hudson	Director	39,899	(6)	2.21%
Timothy M. Leveque	Executive Vice President and Chief Lending Officer	62,011		3.44%
John M. Lotz	Director	11,395	(7)	0.63%
Bruce N. Warner	Executive Vice President, Chief Financial Officer and Chief Operating Officer; Principal Shareholder	114,530		6.35%
David S. Lewis Trust(8)	Principal Shareholder	153,863		8.53%
All Directors and Executive Officers as a Group (9 in number)		1,082,238	(9)	58.34%

(2)   Shares are held in a profit sharing plan as to which Mr. Briant has voting and investment power.

(3)   Includes 25,000 shares subject to vested stock options.  400,000 shares of the Common Stock owned by Mr. Chrietzberg are pledged to secure a loan from an unaffiliated bank.  Should he default under such credit, the shares could be acquired by the lender, or sold pursuant to applicable terms of the Uniform Commercial Code, in a transaction that could result in a change in control of the Company.  Such transaction may require approval under provisions of Federal and California change in bank control laws.  Also includes an aggregate of 18,414 shares held beneficially by Mr. Chrietzberg and Mrs. Chrietzberg in Individual Retirement Accounts, where voting power is also shared with the custodian of the account.  Includes shares of spouse pursuant to California’s community property laws.  These shares are only included once in calculating “All Directors and Officers as a Group.”

(4)   Sole voting power.

(5)   Includes 13,161 shares subject to vested stock options.  Of the remaining shares, 28,211 are held by Mr. Coniglio, 26,530 are held in a family trust controlled by Mr. Coniglio, as to which he has sole voting and investment power and 8,453 shares are held by Hudson, Martin, Ferrante & Street, a partnership of which Mr. Coniglio is the managing partner, with voting and investment power.

(6)   Includes 2,500 shares subject to vested stock options.  The remaining shares are held jointly with family members, other than 1,610 shares held in a corporate pension, as to which Ms. Hudson has voting and investment power.

(7)   Includes 10,500 shares subject to vested stock options.

(8)   The business address for the David S. Lewis Trust is 13500 N. Rancho Vistoso Blvd, Tucson, AZ 85755.

(9)   Includes 51,161 vested stock options held by all Directors and Executive Officers as a group.

DESCRIPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION

Background

The Amendment, which was unanimously approved by the Board of Directors and by the holders of a majority of the outstanding shares of Common Stock on October 28, 2008: (a) authorizes the issuance of up to 10,000,000 shares of preferred stock; and (b) authorizes an additional 7,500,000 shares of Common Stock in addition to the 2,500,000 shares already authorized for issuance, for a new total of 10,000,000 shares of Common Stock authorized.

Currently, the Company’s Articles of Incorporation only authorize the issuance of 2,500,000 shares of Common Stock.  The preferred stock authorized by the Amendment may be issued from time to time in one or more series as determined by the Board of Directors, which is authorized to designate all rights, preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors and filed with the California Secretary of State.  All of the preferred stock authorized but unissued and unreserved may be issued from time to time in one or more series as determined by the Board of Directors.  A copy of the Certificate of Amendment of Articles of Incorporation is attached hereto as Appendix A.

The Amendment has been adopted to facilitate and effectuate participation in the Treasury’s recently announced TARP Capital Purchase Program, as more fully described in the section below entitled “Reasons for Adoption of the Amendment.”

Current Articles of Incorporation

Currently, the Company’s Articles of Incorporation authorizes the issuance of only 2,500,000 shares of Common Stock and does not authorize the issuance of any class of preferred stock.

Description of Common Stock

Voting.  The holders of Common Stock currently possess exclusive voting rights in the Company.  On matters submitted to the shareholders of the Company, the holders of Common Stock are entitled to one vote for each share held.  No shares have cumulative voting rights.

Dividends.  Holders of shares of Common Stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor.  The ability of the Company to pay cash dividends is subject to the ability of the Monterey County Bank, the Company’s banking subsidiary, to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights.  In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims, and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of common stock.

Reasons for Adoption of the Amendment

The primary purpose of the amendment is to authorize the Company to sell shares of preferred stock to the United States Department of Treasury (the “Treasury”) under the TARP Capital Purchase Program (the “Program”).  The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 which provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets.  Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares (the “Senior Preferred”) from qualifying financial institutions.  The Program facilitates capital growth in order to increase the flow of financing to U.S. businesses and consumers by selling shares of Senior Preferred to the Treasury and will be available to U.S. financial institutions that meet the Program’s eligibility requirements and that elect to participate before 5:00 p.m. (EDT) on November 14, 2008.

The Program allows qualifying financial institutions to sell that amount of the Senior Preferred to the Treasury equal to not less than 1% of the institution’s risk-weighted assets and not more than the lesser of (a) $25 billion and (b) 3% of its risk-weighted assets.  The Senior Preferred will qualify as Tier 1 capital and will rank senior to Common Stock and pari passu, which means “at an equal level in the capital structure,” with existing preferred shares, other than preferred shares which by their terms rank junior to any other existing preferred shares.

The Senior Preferred shares will pay a cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five.  The dividend will be payable quarterly in arrears.  The Senior Preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares.  The Senior Preferred shares will be callable at par after three years.  Prior to the end of three years, the Senior Preferred may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or Common Stock.  The Treasury may also transfer the Senior Preferred shares to a third party at any time.  In conjunction with the purchase of Senior Preferred shares, the Treasury will receive warrants to purchase the Company’s Common Stock with an aggregate market price equal to 15% of the Senior Preferred investment.  The exercise price on the warrants will be the market price of the Common Stock at the time of issuance, calculated on a 20-trading day trading average.  The warrants will have a term of 10 years and the Company will have to take the steps necessary to register the Senior Preferred shares and the warrants and the underlying Common Stock purchasable upon exercise.

To participate in the Program, a qualifying financial institution is required to meet certain standards, including: (i) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the institution; (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (iii) prohibiting the institution from making any golden parachute payment to a senior executive based on an Internal Revenue Code provision; and (iv) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. .We have reviewed our executive compensation arrangements and anticipate that it will be necessary to modify our employee benefit programs and contracts to comply with the limits on executive compensation established by the Program.  For example, our executive officers will have to agree to the clawback of any bonus paid pursuant to our annual incentive plan, which is based on ratios of return on average assets (“ROA”) and return on beginning equity (“ROE”), if the payments were based on materially inaccurate financial statements or materially inaccurate ROA or ROE calculations; Mr. Chrietzberg’s severance and change in control benefits will have to be evaluated and, if necessary, capped to avoid the limitations applicable to golden parachute payments; the Company will have to agree to limit its claim to a federal income tax deduction for compensation in excess of $500,000 per year for any one executive, although this income tax deduction limitation will not affect any existing employment arrangement; and each of the executive officers will have to sign a waiver releasing the Treasury from any claims as a result of any changes imposed on their compensation as a result of the Company’s participation in the Program.

The Board of Directors believes that it is in the best interests of the Company and the shareholders to afford the Company the opportunity to obtain additional capital through the Program and as deemed necessary from time to time by the Board of Directors.  If we are approved to receive the full amount requested pursuant to the Program, we would issue Senior Preferred shares to the Treasury raising $5,500,000 in additional capital at the Company level.  This would increase the Company’s regulatory capital ratios from 8.77%, 12.52% and 6.31% for Tier 1 Risk-Weighted, Total Risk-Weighted and Leverage Capital Ratios at September 30, 2008, respectively, to 11.58%, 15.33% and 8.33%, respectively, on a pro forma basis.  If we are approved to receive the minimum amount requested pursuant to the Program, we would issue Senior Preferred shares to the Treasury raising $1,947,000 in additional capital at the Company level.  This would increase the Company’s regulatory capital ratios to 9.76%, 13.51% and 7.03% for Tier 1 Risk-Weighted, Total Risk-Weighted and Leverage Capital Ratios at September 30, 2008, respectively, on a pro forma basis.  The proceeds of the sale would be received by the Company and a portion of those funds are expected to be retained by the Company to assure our ability to satisfy the dividend payments on the preferred shares issued to the Treasury as and when they become due and payable in accordance with its terms as well as to provide additional funds to support the Company’s operations.  We anticipate that the remaining amount will be periodically “down streamed” to the Bank as capital infusions as needed to support the Bank’s asset growth (primarily loans to customers in our community) and liquidity needs, and generally to support the Bank’s ongoing operations.  On a pro forma basis, to the extent the capital is down streamed to the Bank, the increase in capital would increase the Bank’s lending limits, thereby allowing the Bank to make larger loans, and it would enable the Bank to leverage the capital by increasing its assets and liabilities while still maintaining “well-capitalized” capital ratios.  Without the Amendment, the Company will not be eligible to participate in the Program.  Thus, the Amendment is required for the Company’s application to participate in the Program.

As of the date of this Information Statement the Board of Directors has applied to participate in the Program to the extent of $5,500,000, which is slightly less than the maximum permitted under the Program, 3% of total risk-weighted assets, or $5,841,000.  Our application is pending and no assurances can be given that the Company will be able to participate in the Program or the amount of consideration the

Company will receive from Treasury for the Senior Preferred shares that may be issued by the Company under the Program.

Possible Effects on Holders of Common Stock

Except for the effects of the issuance of Senior Preferred shares under the Program, the Company is unable to determine the actual effects of the issuance of a series of preferred stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of such series.  However, such effects might include: (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Based on the Program’s term sheet provided by the Treasury, the following are some of the principal effects on holders of Common Stock from the issuance of Senior Preferred stock to the Treasury under the Program:

Restrictions on Dividends.  For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or shares of Common Stock (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the Company repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or shares of Common Stock, unless (i) in the case of cumulative Senior Preferred, all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid; or (ii) in the case of non-cumulative Senior Preferred, the full dividend for the latest completed dividend period has been declared and paid in full.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on shares of Common Stock until the third anniversary of the date of the Senior Preferred investment unless prior to such third anniversary, the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties.

Repurchases.  The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or shares of Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or shares of Common Stock if prohibited as described under “Restrictions on Dividends” above.

Voting rights.  The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.  If dividends on the Senior Preferred are not paid in full for six (6) dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two (2) directors.  The right to elect directors will end when full dividends have been paid for four (4) consecutive dividend periods.

Dilution.  The warrants to be issued to the Treasury in connection with the issuance of the Senior Preferred shares, with an aggregate market price equal to 15% of the Senior Preferred investment, represents potential dilution to the holders of our Common Stock.  The exercise price on the warrants will be the market price of the Common Stock at the time of issuance, calculated on a 20-trading day trading average.  To the extent the warrants are exercised, the number of outstanding shares of our Common Stock will be increased and the percentage ownership of individual shareholders will be proportionately reduced.  Moreover, to the extent the warrants are exercised at a time when the Common Stock’s market value has increased over the exercise price, the shares of Common Stock will have been issued at a price below then market.

Dissenters’ Rights

Pursuant to the California Corporations Code, the Company’s shareholders are not entitled to dissenters’ rights of appraisal with respect to the adoption of the Amendment.

ADDITIONAL INFORMATION

Only one Information Statement is being delivered to two or more shareholders who share an address unless the Company has received contrary instructions from one or more of such shareholders.  The Company will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company by writing or telephoning us at: Northern California Bancorp, Inc. 601 Munras Avenue, Monterey, California 93940, Attention: Dorina A. Chan, (831) 649-4600.

INCORPORATION BY REFERENCE

The U.S. Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference information into this Information Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this Information Statement.

This Information Statement incorporates by reference the following items of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007:

•      Item 6. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•      Item 7. Financial Statements and Supplementary Data.

This Information Statement also incorporates by reference the following items of Part I of our Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008 and June 30, 2008, respectively, and [Update:]our Quarterly Report on Form 10-Q for the period ended September 30, 2008, which is expected to be filed on or before November 15, 2008:

•      Item 1. Financial Statements; and

•      Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We will provide to each person to whom this Information Statement is delivered, including any beneficial owner of our shares, at no cost, a copy of any or all of the information that has been incorporated by reference in this Information Statement but not delivered with it, upon such person’s written or oral request addressed to us at: Northern California Bancorp, Inc., 601 Munras Avenue, Monterey, California 93940, Attention: Dorina A. Chan, (831) 649-4600.

EXHIBIT

Appendix A: Certificate of Amendment of Articles of Incorporation.

By Order of the Board of Directors

Dated: November [ ], 2008	Dorina A. Chan, Secretary
Northern California Bancorp, Inc.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

NORTHERN CALIFORNIA BANCORP, INC.

Charles T. Chrietzberg, Jr. and Dorina A. Chan certify that:

1.             They are the President and Secretary, respectively, of Northern California Bancorp, Inc., a California corporation.

2.             Section 4 of the Articles of Incorporation of this corporation is hereby amended to read as follows:

“4.           Authorized Capital.  The corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Serial Preferred Stock.”  The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which ten million (10,000,000) shall be Common Stock, without par value, and ten million (10,000,000) shall be Serial Preferred Stock.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, of each class of stock of the corporation shall be as follows:

(a)               Serial Preferred Stock.   The Serial Preferred Stock may be issued from time to time in one or more series.  The corporation’s Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)               Common Stock.

(1)               After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the corporation’s Board of Directors.

(2)               After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidations, dissolution, or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation.

Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him or her, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.”

3.             The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.             The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code.  The total number of outstanding shares of the corporation is 1,803,908.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:	By:
Name: Charles T. Chrietzberg, Jr.
Title: President

By:
Name: Dorina A. Chan
Title: Secretary